Exhibit 10.16

ROMA BANK
SPLIT DOLLAR LIFE INSURANCE AGREEMENT
THIS SPLIT DOLLAR LIFE INSURANCE AGREEMENT (the “Agreement”) is entered into this 25th day of July, 2007, by and between Roma Bank, a savings association located in Robbinsville, New Jersey (the “Bank”), and Michele N. Siekerka (the “Director”).
The purpose of this Agreement is to retain and reward the Director, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the life of the Director with the designated beneficiary of the Director. The Bank will pay the life insurance premiums from its general assets.
Article 1
Definitions
Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” means the benefit set forth in Section 2.1.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director.

1.3
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Change in Control” means any of the following:

(A)
Any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Bank, a subsidiary of the Bank, an employee benefit plan (or related trust) of the Bank or a direct or indirect subsidiary of the Bank, or affiliates of the Bank (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing more than 50% of the combined voting power of the Bank’s then outstanding securities (other than a person owning 10% or more of the voting power of stock on the date hereof); or

(B)
The liquidation or dissolution of the Bank or the occurrence of, or execution of an agreement providing for a sale of all or substantially all of the assets of the Bank to an entity which is not a direct or indirect subsidiary of the Bank; or

(C)	The occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Bank as a result of which either (a) the Bank does not survive or (b) pursuant to which shares of the Bank common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Bank Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction

(D)
The occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of the Bank, or before any connected series of such transactions, if upon consummation of such transaction or transactions, the persons who are members of the Board of the Bank immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease to constitute a majority of the Board of the Bank or, in the case where the Bank does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

(E)
Any other event which is at any time designated as a “Change in Control” for purposes of this Agreement by a resolution adopted by the Board with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Director; or

(F)
During any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, provided however this provision shall not apply in the event two-thirds of the board of directors at the beginning of a period no longer are directors due to death, normal retirement, or other circumstances not related to a change in control.

Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Bank providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Director’s service did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.6	“Code” means the Internal Revenue Code of 1986, as amended.

1.7
“Disability” means the Director suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Director, or by the Social Security Administration, to be a disability rending the Director totally and permanently disabled. The Director must submit proof to the Bank of the carrier’s or Social Security Administration’s determination upon request of the Bank.

1.8	“Director’s Interest” means the benefit set forth in Section 2.2.

1.9	“Insurer” means the insurance company issuing the Policy on the life of the Director.

1.10	“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

1.11	“Plan Administrator” means the plan administrator described in Article 12.

1.12	“Policy” or “Policies” means the individual insurance policy or policies adopted by the Bank for purposes of insuring the Director’s life under this Agreement.

1.13	“Separation from Service” means the Director ceases to be on the Board of the Bank for any reason whatsoever other than by reason of a leave of absence, which is approved by the Bank.

1.14
“Vested Insurance Benefit” means the Bank will provide the Director with continued insurance coverage from the date of vesting until death, subject to the forfeiture provisions detailed in Section 3.2 and Article 6. Article 3 explains how the Director achieves vested status.

1.15	“Years of Service” means the number of consecutive twelve (12) month periods of the Director’s continuous service to the Bank, including leaves of absences approved by the Bank.
Article 2
Policy Ownership/Interests

2.1
Banks Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership and, subject to Article 4, the Bank may terminate a Policy without the consent of the Director. The Bank shall be the beneficiary of the remaining death proceeds of the Policies after the Director’s Interest is determined according to Section 2.2 below.

2.2
Director’s Interest. The Director, or the Director’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in Section 2.2.1 and 2.2.2. The Director shall also have the right to elect and change settlement options with respect to the Director’s Interest by providing written notice to the Bank and the Insurer.

2.2.1
Death Prior to Separation from Service. If the Director dies prior to Separation from Service, the Beneficiary shall be entitled to a benefit equal to One Hundred Thousand Dollars ($100,000), provided that such benefit shall not exceed the Net Death Proceeds.

2.2.2
Death After Separation from Service. If, pursuant to Article 3, the Director has a Vested Insurance Benefit at the date of death, the Director’s Beneficiary shall be entitled to a benefit equal to one Hundred Thousand Dollars ($100,000), provided that such amount shall not exceed the Net Death Proceeds. If the Director has not achieved a Vested Insurance Benefit on the date of death, the Beneficiary will not be entitled to a benefit under this Agreement.

Article 3
Vesting

3.1	Vested Insurance Benefit. The Director shall have a Vested Insurance Benefit equal to the amount specified in Section 2.2 at the earliest of the following events:

3.1.1	Attainment of age seventy (70) prior to Separation from Service;

3.1.2	Attainment of age sixty (60) and twenty (20) Years of Service with the Bank;

3.1.3	Separation from Service due to Disability;

3.1.4	A Change in Control prior to Separation from Service; or

3.1.5	Adoption, by the Board at its discretion, of a resolution entitling the Director to the Vested Insurance Benefit in Section 2.2 under circumstances not otherwise addressed in this Section 3.1.

3.2
Forfeiture of Benefit. Notwithstanding the provisions of Section 3.1, the Director will forfeit his or her Vested Insurance Benefit if (i) the Director violates any of the provisions detailed in Article 6; (ii) in the case of a disabled Director who vested pursuant to Section 3.1.3, if the Director becomes gainfully employed by an entity other than the Bank; or (iii) or the Director provides written notice to the Bank declining further participation in the Agreement.

Article 4
Comparable Coverage

4.1
Insurance Policies. The Bank may provide the benefits of this Agreement through the Policies purchased at the commencement of this Agreement, or may provide comparable insurance coverage to the Director through whatever means the Bank deems appropriate. If the Director waives or forfeits his or her right to the interests in Section 2.2, the Bank may choose to cancel the Policy or Policies on the Director, or may continue such coverage and become the direct beneficiary of the entire death proceeds.

4.2
Offer to Purchase. If the Bank discontinues a Policy at any time when the Director has an interest in the Policy, the Bank shall give the Director at least thirty (30) days to purchase such Policy. The purchase price shall be the fair market value of the Policy, as determined under Treasury Reg. §1.61-22(g)(2) or any subsequent applicable authority. Such notification shall be in writing.

Article 5
Premiums and Imputed Income

5.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

5.2
Economic Benefit. The Bank shall determine the economic benefit attributable to the Director based on the life insurance premium factor for the Director’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg.§ 1.61-22(d)(3)(ii) or any subsequent authority.

5.3	Imputed Income. The Bank shall impute the economic benefit to the Director on an annual basis, by adding the economic benefit to the Director’s Form 1099.
Article 6
General Limitations

6.1
Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement to the extent the benefit would be an “excess parachute payment” under Section 280G of the Code, or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4. All benefits payable under this Agreement shall also be subject to limitations or prohibitions imposed by subsequent changes or amendments to the cited laws and regulations, except to the extent that any benefits payable under this Agreement are grandfathered or otherwise exempt or excluded from the change or amendment.

6.2
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Director shall forfeit any right to a benefit under this Agreement if the Bank terminates the Director’s service for cause. Termination of the Director’s service for “Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Agreement. For purposes of this paragraph, no act or failure to act on the Director’s part shall be considered “willful” unless done, or omitted to be done, by the Director not in good faith and without reasonable belief that the Director’s action or omission was in the best interest of the Bank.

6.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Director’s rights in the Agreement shall terminate if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act. Notwithstanding anything herein to the contrary, any payments made to the Director pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. 1828 and FDIC regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

6.4
Forfeiture Provision. The Director shall forfeit any non-distributed benefits under this Agreement if during the term of this Agreement, the Director, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i)
becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Director’s responsibilities will include providing banking or other financial services within twenty-five (25) miles of any office maintained by the Bank as of the date of Separation from Service;

(ii)
participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of Separation from Service;

(iii)	assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Bank or transaction involving the Bank;

(iv)
sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Director or the Bank, to the knowledge of the Director provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to Separation from Service;

(v)
divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Bank, to the knowledge of the Director, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this subparagraph (v) apply to all information regarding the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Director.

6.4.1
Judicial Remedies. In the event of a breach or threatened breach by the Director of any provision of these restrictions, the Director recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank. Accordingly, in the event of a breach or threatened breach of this Agreement, the Director consents to the Bank’s entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank’s rights hereunder and preventing the Director from further breaching any of his obligations set forth herein. The Director expressly waives any requirement based on any statute, rule of procedure, or other source that the Bank post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Director. The Director expressly acknowledges and agrees that: (i) the restrictions set forth in Section 6.4 hereof are reasonable in terms of scope, duration, geographic area, or otherwise, (ii) the protections afforded the Bank in Section 6.4 hereof are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 6.4 hereof will not be materially adverse to the Director’s service with the Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

6.4.2
Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

6.4.3	Change in Control. The forfeiture provision detailed in Section 6.4 hereof shall not be enforceable following a Change in Control.

6.5
Suicide or Misstatement. No benefits shall be payable if the Director commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Director on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 7
Assignment
The Director may irrevocably assign without consideration all of the Director’s Interest in this Agreement to any person, entity, or trust. In the event the Director shall transfer all of the

Director’s Interest, then all of the Director’s Interest in this Agreement shall be vested in the Director’s transferee, who shall be substituted as a party hereunder, and the Director shall have no further interest in this Agreement.
Article 8
Insurer
The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.
Article 9
Claims And Review Procedure

9.1	Claims Procedure. The Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1
Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

9.1.2
Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.1.3
Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

9.2.1
Initiation- Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

9.2.2
Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3
Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4
Timing of Plan Administrator’s Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.2.5
Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and (d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 10
Amendments And Termination

10.1
Non-Vested Insurance Benefit. Unless the Director has a Vested Insurance Benefit pursuant to Section 3 .I, the Bank may amend or terminate the Agreement at any time, or may amend or terminate the Director’s rights under the Agreement at any time prior to the Director’s death, by providing written notice of such to the Director. In the event that the Bank decides to maintain the Policy after termination of the Agreement, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

10.2
Vested Insurance Benefit. If the Director has a Vested Insurance Benefit, the Bank may amend or terminate the Agreement only if: (i) continuation of the Agreement would cause significant financial harm to the Bank, and (ii) the Director agrees to such action.

Article 11
Beneficiaries

11.1
Beneficiary. The Director shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other Agreement of the Bank in which the Director participates.

11.2
Beneficiary Designation; Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent. The Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Bank prior to the Director’s death.

11.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

11.4	No Beneficiary Designation. If the Director dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Director, then the Director’s surviving spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be made payable to the Director’s estate.

11.5
Facility of Payment. If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Director and the Director’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 12
Administration

12.1
Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

12.2
Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

12.3
Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

12.4
Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

12.5
Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Disability, death or Separation from Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

Article 13
Miscellaneous

13 .1	Binding Effect. This Agreement shall bind the Director and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

13.2
No Guarantee of Service. This Agreement is not an employment policy or contract. It does not give the Director the right to remain a director of the Bank, nor does it interfere with the Bank’s right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director’s right to terminate service at any time.

13.3
Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of New Jersey except to the extent preempted by the laws of the United States of America.

13.4
Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

13.5
Notice. Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

16 Sara Drive
Robbinsville, NJ 08691
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.
Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

13.6
Entire Agreement. This Agreement, along with the Director’s Beneficiary Designation Form, constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.
DIRECTOR:     BANK:
Roma Bank
/s/ Michele N. Siekerka        By /s/ Margaret T. Norton
Michele N. Siekerka        Title Sr. Vice President

ADDENDUM TO THE

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

by and between

ROMA BANK, INVESTORS BANK and Michele N. Siekerka

THIS ADDENDUM (this “Addendum”) to the Split Dollar Life Insurance Agreement (the “Agreement”) by and between Dennis M. Bone (the “Director”) and Roma Bank (“Roma”) dated July 25th, 2007 (the “Agreement”), is made by and among the Director, Roma and Investors Bank (“Investors”) as of this 6th day of December, 2013.

WHEREAS, the Board of Directors of Investors and Roma each have, by resolution, adopted and agreed to an Agreement and Plan of Merger (the “Merger Agreement”), dated December 19, 2012, by and among (i) Investors Bancorp, MHC, Investors Bancorp, Inc., Investors, and (ii) Roma Financial Corporation, MHC, Roma Financial Corporation and Roma; and

WHEREAS, the Merger Agreement provides for, among other things, the merger of Roma Financial Corporation, MHC with and into Investors Bancorp, MHC, the merger of Roma Financial Corporation with and into Investors Bancorp, Inc. and the merger of Roma with and into Investors (the “Merger”); and

WHEREAS, pursuant to Section 13.4 of the Agreement, Roma shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of Roma under the Agreement; and

WHEREAS, the purposes of this Addendum is for Investors to acknowledge and affirm its requirements under the Agreement and to reaffirm the insurance benefits payable to the Director under the Agreement.

WHEREAS, any capitalized terms that are used but not specifically defined herein shall have the meaning ascribed to them in the Agreement or the Merger Agreement, as applicable.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties hereto, do hereby agree that this Addendum by and among the Director, Roma and Investors is hereby made as follows:

1.    To the extent that the Director’s Insurance Benefit under the Agreement is unvested immediately prior to the Merger, and the Director has not separated from service prior to the effective time of the Merger (the “Effective Time”), it shall become fully vested as of and subject to the occurrence of the Merger in accordance with Section 3.1 of the Agreement. As of and following the Merger, the Director will have a Vested Insurance Benefit, and in the event of the Director’s death the Director’s Beneficiary shall be entitled to a benefit, equal to $100,000 in accordance with, and subject to the limitations of, Section 2.2 and Article 6 of the Agreement, including that such benefit shall not exceed the Net Death Proceeds as defined in the Agreement.

2.    Investors hereby agrees to assume and discharge the obligations of Roma under the Agreement as of and following the Effective Time, and hereby specifically acknowledges and affirms its continuing obligations under the Agreement with respect to the Director’s Vested Insurance Benefit under the Agreement as of and following the Effective Time, including the obligation to make any payments required in accordance with the terms of such Agreement.

3.    Investors hereby acknowledges and affirms that it shall continue the Agreement after the Effective Time; provided, however, that Investors reserves the right to, at its sole discretion, modify or terminate the Agreement at any time pursuant to the terms of such Agreement, and provided that the Vested Insurance Benefit of the Director shall nevertheless be honored as of the date of such modification or termination.

4.    As of and following the Effective Time of the Merger, and in accordance with Section 13.4 of the Agreement, the term “Bank” as used in the Agreement shall be deemed to refer to Investors, and any questions or communication intended for Investors should be directed as follows:
Investors Bank
Human Resources Department
101 JFK Parkway
Short Hills, New Jersey 07078
Attention: Ms. Julie O’Connor, Vice President and Benefits Manager
Email: joconnor@luselaw.com

Nothing contained herein shall be held to alter, vary, or affect any of the terms, provisions, or conditions of the Agreement other than as stated above. In the event of any inconsistency between the terms of this Addendum and the Agreement, the terms of the Agreement shall control.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Agreement as of the date first above written.

ROMA BANK

By:    /s/ Peter Inverso

INVESTORS BANK

By:    /s/ Domenick Cama

DIRECTOR

/s/ Michele N. Siekerka
Michele N. Siekerka